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                         TRUST AGREEMENT BY AND BETWEEN

                           HEIN-WERNER CORPORATION AND

                              FIRSTAR TRUST COMPANY


          This Agreement is made this 29th day of April by and between HEIN-WERNER CORPORATION ("Company") and FIRSTAR TRUST COMPANY ("Trustee"):

          WHEREAS, the Company is a party to an Agreement dated January 27, 1984, as amended by Amendment No. 1 dated April 27, 1998 (the "Agreement") by and between the Company and Joseph L. Dindorf, the Company's President and Chief Executive Officer; and

          WHEREAS, the Agreement provides, inter alia, for a payment by the Company to Mr. Dindorf in the amount of $995,000 upon a Change of Control of the Company (as defined in the Agreement); and

          WHEREAS, the Company wishes to establish a trust (hereinafter called "Trust") and to contribute to the Trust assets that shall be held therein, subject to the claims of the Company's Insolvency, as herein defined, until paid to Joseph L. Dindorf or his estate (collectively referred to as the "Participant") in such manner and at such times as specified in the Agreement; and

          WHEREAS, it is the intention of the parties that this Trust shall constitute an unfunded arrangement and shall not affect the status of the Agreement as an unfunded plan maintained for the purpose of providing deferred compensation for a "select group of management or highly compensated employees" within the meaning of Title I of the Employee Retirement Income Security Act of 1974; and

          WHEREAS, it is the intention of the Company to make contributions to the Trust to provide itself with a source of funds to assist it in the meeting of its liabilities under the Plan;

          NOW, THEREFORE, the parties do hereby establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows:

          Section 1. Establishment of Trust.

          (a) The Company hereby deposits with Trustee in trust $995,000 which shall become the initial principal of the Trust to be held, administered and disposed of by Trustee as provided in this Trust Agreement.




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          (b) Except as provided in Sections 3 and 4 hereof, the Trust hereby established is irrevocable.

          (c) The Trust is intended to be a grantor trust, of which the Company is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended, and shall be construed accordingly.

          (d) The principal of the Trust, and any earnings thereon, shall be held by the Trustee separate and apart from other funds of the Company and shall be used exclusively for the purpose of providing benefits to Participant under the Agreement and for the Company's general creditors as herein set forth. Participant shall have no preferred claim on, or any beneficial ownership interest in, any asset of the Trust until such amount or asset is distributed from the Trust in accordance with Section 2 herein. Any rights created under the Agreement and this Trust Agreement shall be mere unsecured contractual rights of Participant against the Company. Any assets held by the Trust will be subject to the claims of the Company's general creditors under federal and state law in the event of Insolvency, as defined in Section 3(a) herein.

          Section 2. Payments to Participant.

          (a) Trustee shall make a lump sum cash payment to Participant in the amount of $995,000 at such time as Participant shall provide the Trustee with a signed statement certifying that there has been a Change of Control of Company. The Trustee shall make provision for the reporting and withholding of any federal, state or local taxes that may be required to be withheld with respect to the payment, and shall pay amounts withheld to the appropriate taxing authorities or determine that such amounts have been reported, withheld and paid by the Company. To the extent not provided by Participant, the Company shall provide the Trustee with such information as is necessary for the Trustee to comply with any and all federal, state or local tax laws.

          (b) Participant's entitlement to payment from the Trust to benefits shall be conclusively presumed upon delivery of the certificate described in
Section 2(a) to the Trustee. The Trustee shall be under no duty or obligation to review or otherwise verify the Participant's entitlement to the payment provided for herein.

          (c) If the principal of the Trust, and any earnings thereon, are not sufficient to provide payment of the amount certified by Participant as being payable in accordance with the Agreement, the Company shall pay such difference at the same time as the Trustee makes payment from the Trust. Trustee shall notify the Company if principal and earnings are not sufficient.

          Section 3. Trustee Responsibility Regarding Payments to Trust Beneficiary When the Company is Insolvent.

          (a) Trustee shall cease payment of benefits to Participant if the Company is Insolvent. The Company shall be considered "Insolvent" for purposes of this Trust Agreement



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if (i) the Company is unable to pay its debts as they become due, or (ii) the
Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

          (b) At all times during the continuance of this Trust, the principal and income of the Trust shall be subject to claims of general creditors of the Company under federal and state law as set forth below.

          (1) The Board of Directors and the Chief Executive of the Company shall have the duty to inform Trustee in writing of the the Company's Insolvency. If a person claiming to be a creditor of the Company alleges in writing to Trustee that the Company has become Insolvent, Trustee shall determine whether the Company is Insolvent and, pending such determination, Trustee shall discontinue payment of benefits to Participant.

          (2) Unless Trustee has actual knowledge of the Company's Insolvency, or has received notice from the Company or a person claiming to be a creditor alleging that the Company is Insolvent, Trustee shall have no duty to inquire whether the Company is Insolvent. Trustee may in all events rely on such evidence concerning the Company's solvency as may be furnished to Trustee and that provides Trustee with a reasonable basis for making a determination concerning the Company's solvency.

          (3) If at any time Trustee has determined that the Company is Insolvent, Trustee shall discontinue payments to Participant and shall hold the assets of the Trust for the benefit of the Company's general creditors. Nothing in this Trust Agreement shall in any way diminish any rights as general creditors of the Company with respect to benefits due under the Plan or otherwise.

          (4) Trustee shall resume the payment of benefits to Participant in accordance with Section 2 of this Trust Agreement only after Trustee has determined that the Company is not Insolvent (or is no longer Insolvent).

          Section 4. Payments to the Company.

          Except as provided in Section 3 and this Section 4 hereof, the Company shall have no right or power to direct Trustee to return to the Company or to divert to others any of the Trust assets. Notwithstanding the foregoing, the Company may revoke the Trust and direct the Trustee to return Trust assets to the Company in the event that a Change of Control of the Company does not occur within one hundred eighty (180) days following the date on which this Trust is established. Furthermore, at any time following the date on which the Trustee has made payment to Participant under Section 2(a), the Company may direct the Trustee to return any surplus funds to it.

          Section 5. Investment Authority.

The Trustee shall invest Trust assets in a money market fund or other fixed income security as directed by the Company. In the event that the Company does not provide appropriate




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investment direction, the Trustee shall invest Trust assets in a money market or similar short-term investment fund for the investment of cash reserves.

          Section 6. Disposition of Income.

          During the term of this Trust, all income received by the Trust, net of expenses and taxes, shall be accumulated and reinvested until distributed to Participant or the Company in accordance with Section 2, 3 and 4 of the Trust.

          Section 7. Accounting by Trustee.

          Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between the Company and Trustee. Unless waived, within one hundred twenty (120) days following the close of each calendar year and within one hundred twenty (120) days after the removal or resignation of Trustee, Trustee shall deliver to the Company a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be.

          Section 8. Responsibility of Trustee.

          (a) Trustee shall act with the care, skill, prudence, and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims; provided, however, that Trustee shall incur no liability to any person (including liability to the Company) for any action taken pursuant to a direction, request or approval given by the Company or by the Participant which is contemplated by, and in conformity with, the terms of the Plan or this Trust and is given in writing by the Company. In the event of a dispute concerning the administration and operation of the Trust, the Trustee may apply to a court of competent jurisdiction to resolve the dispute.

          (b) Trustee may consult with legal counsel with respect to any of its duties or obligations hereunder.

          (c) Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder.

          (d) Trustee shall have, without exclusion, all powers conferred on Trustees by applicable law, unless expressly provided otherwise herein; provided, however, that if an insurance policy is held as an asset of the Trust, Trustee shall have no power to name a




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beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor Trustee, or to loan to any person the proceeds of any borrowing against such policy.

          (e) Notwithstanding any powers granted to Trustee pursuant to this Trust Agreement or to applicable law, Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of Section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code.

          (f) The Company agrees to fully indemnify and hold harmless the Trustee for any claims, losses, liabilities, obligations or expenses, (including reasonable attorneys' fees associated with any such claim, loss, liability, obligation or expense) arising out of the Trustee's good faith performance of its duties under this Agreement, including, without limitation, its reliance on the Participant's certification described in Section 2(a) of this document or as a result of making payment in accordance with the terms of said certification. The Company acknowledges that Trustee shall have no duty to question or verify the calculations provided in said certification or to determine the authenticity of said certification.

          Section 9. Compensation and Expenses of Trustee.

          The Company shall pay all Trustee's administrative fees and expenses.

          Section 10. Resignation and Removal of Trustee.

          (a) Trustee may resign at any time by written notice to the Company, which shall be effective ninety (90) days after receipt of such notice unless the Company and Trustee agree otherwise.

          (b) Trustee may be removed by the Company on ninety (90) days' notice or upon shorter notice accepted by Trustee; provided that upon a Change of Control of the Company, as defined herein, Trustee may not be removed by the Company or its successor for two (2) years.

          (c) Upon resignation or removal of Trustee and appointment of a successor Trustee, all assets shall subsequently be transferred to the successor Trustee. The transfer shall be completed within ninety (90) days after receipt of notice of resignation, removal or transfer.

          Section 11. Appointment of Successor.

          (a) If Trustee resigns or is removed in accordance with Section 10 hereof, the Company may appoint a trust company, bank trust department or other independent third party that has been granted corporate trustee powers under state law, as the successor trustee. The appointment shall be effective when accepted in writing by the new Trustee, who shall have all of the rights and powers of the former Trustee, including ownership rights in the


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Trustee assets. The former Trustee shall execute any instrument necessary or reasonably requested by the Company or the successor Trustee to evidence the transfer.

          (b) The successor Trustee need not examine the records and acts of any prior Trustee and may retain or dispose of existing Trust assets, subject to Sections 7 and 8 hereof. The successor Trustee shall not be responsible for, and the Company shall indemnify and defend the successor Trustee from, any claim or liability resulting from any action or inaction of any prior Trustee or from any other past event, or any condition existing at the time it becomes successor Trustee.

          Section 12. Amendment or Termination.

          (a) Subject to Section 12(c) below, this Trust Agreement may be amended by a written instrument executed by Trustee and the Company. Notwithstanding the foregoing, no such amendment shall conflict with the terms of the Plan or shall make the Trust revocable.

          (b) The Trust shall not terminate until the date on which Participant has received payment of all benefits to which Participant is or may become entitled pursuant to the terms of the Plan. Upon termination of the Trust any assets remaining in the Trust shall be returned to the Company.

          (c) Sections 1 through 14 of this Trust Agreement may not be amended by the Company for two (2) years following a Change of Control of the Company, as defined herein.

          Section 13. Miscellaneous.

          (a) Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

          (b) Benefits payable to Participant under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

          (c) This Trust Agreement shall be governed by and construed in accordance with the laws of Wisconsin.

          (d) For purposes of this Trust, Change of Control of the Company shall mean "Change of Control of the Company" as defined in Section 1.B. of the Agreement.

          (e) The terms of this Trust Agreement shall inure to the benefit of and be binding upon the Company, Participant, the successors and assigns of the Company (including, without limitation, any successor or assign by reason of merger, consolidation or reorganization of the Company) and the estate, heirs, successors and assigns of Participant.

          Section 14. Effective Date.




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          The Trust Agreement shall be effective immediately upon execution.

                                                   HEIN-WERNER CORPORATION


                                                   By: /s/ REINALD D. LIEGEL
                                                      --------------------------
                                                      Senior Vice President

                                                   Attest: /s/ JAMES WILKE
                                                          ----------------------
                                                          Assistant Secretary

                                                   FIRSTAR TRUST COMPANY


                                                   By: /s/ WILLIAM CARUSO
                                                      --------------------------
                                                      Assistant Vice President

                                                   Attest: /s/ YVONNE SIIRA
                                                          ----------------------
                                                           Assistant Secretary

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